FIRST AMENDENT TO THE
OPERATING EXPENSES LIMITATION AGREEMENT

THIS AMENDMENT, dated as of the 15th day of April, 2019, to the Operating Expenses Limitation Agreement dated as of November 30, 2017 (the “Expense Limitation Agreement”) is entered into by and between Series Portfolios Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Appendix A to the Expense Limitation Agreement, which may be amended from time to time (each a “Fund” and together, the “Funds”), and Magnetar Asset Management LLC (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Expense Limitation Agreement; and

WHEREAS, the parties desire to amend Section 3 to the Expense Limitation Agreement;

NOW, THEREFORE, the parties agree as follows:

Section 3 of the Expense Limitation Agreement is amended as follows:

3. RECOUPMENT OF FEES AND EXPENSES. The Adviser retains its right to recoup any excess expense payments reimbursed or advisory fees waived by the Adviser pursuant to this Agreement for three years from the date of reimbursement or waiver, provided that the Fund is able to make the recoupment without exceeding the lesser of the Annual Limits in effect (i) at the time of the reimbursement or waiver, or (ii) at the time of the recoupment. Any such recoupment is contingent upon review and approval by the Board of Trustees of the Trust (the “Board”) at the time it is requested by the Adviser and must be made in accordance with applicable guidance of the staff of the U.S. Securities and Exchange Commission. Such recoupment may not be paid prior to the Fund’s payment of current ordinary Operating Expenses.

Except to the extent amended hereby, the Expense Limitation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST on behalf of the series listed on Appendix A to the Expense Limitation Agreement	MAGNETAR ASSET MANAGMENT LLC

By: /s/John J. Hedrick	By: /s/Karl Wachter
Name: John J. Hedrick	Name: Karl Wachter
Title: President and Principal Executive Officer	Title: General Counsel

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